LOGAN’S ROADHOUSE, INC. NON-QUALIFIED SAVINGS PLAN,
AS AMENDED AND RESTATED JANUARY 1, 2014

SECTION 1
Purpose and Administration

1.1.	Name of Plan. Logan’s Roadhouse, Inc. (the “Company”), located at 3011 Armory Drive, Suite 300 Nashville, TN 37204 and with employer tax identification number
62-1602074, hereby adopts the Logan’s Roadhouse, Inc. Non-Qualified Savings Plan (the “Plan”), as set forth herein including the variable provisions selected and agreed to by the Company.

1.2. Effective Date. The effective date of this Plan is January 1, 2014. This Plan, originally effective as of October 2, 2006 is amended and restated in its entirety.

1.3.
Purpose. The Company has established the Plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Employers. The Plan is intended:

(1) to comply with Code section 409A and official guidance issued thereunder for amounts earned or vested after December 31, 2004, while any amounts earned and vested prior to January 1, 2005 are not intended to be subject to the provisions of Code section 409A, to the fullest extent permitted by Code section 409A and official guidance thereunder, and

(2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

The Company intends that the Plan (and each trust under the Plan as described in Section 6.1) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA. The Plan is not intended to qualify under Code section 401(a). The Company’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Company to make payments hereunder in the future. A Participant (or the Participant’s beneficiary) shall be treated as a general unsecured creditor of the Company.

1.4.	Administration.

(a)
General. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall serve at the pleasure of the Company’s Board of Directors and may be removed by such Board, with or without cause. The Plan Administrator may resign upon prior written notice to the Company’s Board of Directors.

The Plan Administrator shall have the powers, rights and duties set forth in the Plan and shall have the power, in the Plan Administrator’s sole and absolute discretion, to determine all questions arising under the Plan, including the determination of the rights of all persons with respect to the Plan and to interpret the provisions of the Plan and remedy any ambiguities, inconsistencies, or omissions. Any decisions of the Plan Administrator shall be final and binding on all persons with respect to the Plan and the benefits provided under the Plan. The Plan Administrator may delegate the Plan Administrator’s authority under the Plan to one or more officers or employees of the Company; provided, however, that (a) such delegation must be in writing, and (b) the officers or employees of the Company to whom the Plan Administrator is delegating authority must accept such delegation in writing.

If a Participant is serving as the Plan Administrator (either individually or as a member of a committee), the Participant may not decide or determine any matter or question concerning such Participant’s benefits under the Plan that the Participant would not have the right to decide or determine if the Participant were not serving as the Plan Administrator.

SECTION 2
Definitions

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

2.1.	Affiliate. “Affiliate” means any corporation, partnership, joint venture, association or similar organization or entity:

In which the Company owns, directly or indirectly, a majority of equity interests.

2.2.	Annual Bonus. “Annual Bonus” means an amount payable to an eligible Employee under an annual bonus plan of the Company or an Affiliate.

2.3.	Base Pay. “Base Pay” means the regular base salary paid to an eligible Employee by the Company or an Affiliate.

2.4.
Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.5.	Company. “Company” means the corporation set forth in Section 1.1.

2.6.	Compensation. “Compensation” means:

Base Pay

Incentive Bonus

Annual Bonus

2.7.
Deferral Election. “Deferral Election” means a written irrevocable election filed by the Participant with the Employer specifying the amount of Compensation to be deferred by the Participant for a Plan Year.

2.8.
Deferred Compensation Account. “Deferred Compensation Account” means the bookkeeping account maintained under the Plan in the Participant’s name to reflect amounts deferred under the Plan pursuant to Section 3 (as adjusted under Section 4) and any Employer Contributions made on behalf of the Participant pursuant to Section 3 (as adjusted under Section 4). The Deferred Compensation Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Deferred Compensation Account shall hold any actual funds or assets. The Deferred Compensation Account shall consist of a Participant’s entire account balance, including his Elective Deferred Account, Employer Matching Account and Employer Discretionary Account.

2.9.
Distribution Election. “Distribution Election” means a written irrevocable election filed by the Participant with the Employer specifying the time and form of payment pursuant to a Deferral Election and any corresponding Employer Contributions credited by the Employer with respect to such deferred Compensation. At the time a Participant completes his Deferral Election, he may designate the time and form of payment of such deferred Compensation (and earnings thereon) and corresponding Employer Contributions (and earnings thereon) as follows.

(a)
Time. A Participant may elect to have the portion of his Elective Deferred Account and the corresponding portion of his Employer Matching Account, if any, related to amounts deferred under a Deferral Election, paid to the Participant in a lump sum payment (unless otherwise elected as set forth below) upon the earlier of: (1) an In-Service Date designated by the Participant, or (2) the date of the Participant’s Separation from Service; provided, however, that payment upon a Participant's Separation from Service shall be distributed in a lump sum or per the installments selected within 90 days following the close of the Plan Year following your Separation from Service; and

(b)
Form. For payments commencing as a result of a Participant’s Separation from Service related to Deferral Elections effective on or after January 1, 2014, a Participant may elect to have the portion of his Elective Deferred Account and the corresponding portion of his Employer Matching Account, if any, related to amounts deferred under a Deferral Election paid to the Participant in annual installments:

Over a period of up to 10 years; the initial distribution will be processed within 90 days of the close of the Plan Year following your Separation from Service.

For payments commencing as a result of a Participant’s Separation from Service related to Deferral Elections effective prior to January 1, 2014, a Participant may have elected to have the portion of his Elective Deferred Account and the corresponding portion of his Employer Matching Account, if any, related to amounts deferred under a Deferral Election paid in quarterly installments:

Over a period of up to 10 years; the initial distribution will be processed within 90 days of the close of the Plan Year following your Separation from Service.

2.10.
Elective Deferred Account. “Elective Deferred Account” means the bookkeeping account maintained to reflect the portion of a Participant’s: (a) Base Pay, (b) Incentive Bonus, and (c) Annual Bonus (as selected in Section 2.6), deferred under the Plan pursuant to Section 3 (as adjusted under Section 4). The Elective Deferred Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Elective Deferred Account shall hold any actual funds or assets.

2.11.
Employee. “Employee” means an employee of an Employer who meets the eligibility criteria set forth in Section 3.1 of the Plan and who is a member of a select group of management or highly compensated employees as defined under ERISA or the regulations thereunder.

2.12.	Employer. “Employer” means, individually, the Company and each Participating Employer. The Company and any Participating Employers are sometimes collectively referred to herein as the “Employers.”

2.13.
Employer Contributions. “Employer Contributions” mean any Employer Discretionary Contributions credited to a Participant’s Employer Discretionary Account and any Employer Matching Contributions credited to a Participant’s Employer Matching Account.

2.14.
Employer Discretionary Account. “Employer Discretionary Account” means the bookkeeping account maintained to reflect Employer Discretionary Contributions made on behalf of the Participant under the Plan pursuant to Section 3.5(a) (as adjusted under Section 4). The Employer Discretionary Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Employer Discretionary Account shall hold any actual funds or assets.

2.15.
Employer Discretionary Contributions. “Employer Discretionary Contributions” mean any Employer discretionary contributions credited to a Participant’s Employer Discretionary Account pursuant to Section 3.5(a).

2.16.
Employer Matching Account. “Employer Matching Account” means the bookkeeping account maintained to reflect Employer Matching Contributions with respect to: (a) Base Pay, (b) Incentive Bonus, and (c) Annual Bonus made on behalf of the Participant pursuant to Section 3.5(b) (as adjusted under Section 4). The Employer Matching Account shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor the Employer Matching Account shall hold any actual funds or assets.

2.17.	Employer Matching Contributions. “Employer Matching Contributions” mean any Employer matching contributions credited to a Participant’s Employer Matching Account pursuant to Section 3.5(b).

2.18.
ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a section of ERISA includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.19.	Incentive Bonus. “Incentive Bonus” means an amount payable to an eligible Employee under a bonus plan of the Company or an Affiliate, other than an Annual Bonus.

2.20.	In-Service Date. “In-Service Date” means January 1 of any year at least twenty four (24) months after the end of the period in which the deferred amount is earned.

2.21.	Investment Options. The Plan Administrator will designate the hypothetical “Investment Options” available for Participant selection from time to time.

2.22.
Participant. “Participant” means an Employee who meets the eligibility criteria set forth in Section 3.1 and who has made a Deferral Election in accordance with the terms of the Plan or otherwise had amounts credited to his Deferred Compensation Account.

2.23.	Participating Employer. “Participating Employer” means any Affiliate of the Company that adopts the Plan in accordance with Section 7.1:

Which includes the Employers set forth on Appendix A.

2.24.	Plan. “Plan” means the nonqualified deferred compensation plan set forth in Section 1.1.

2.25.	Plan Administrator. The “Plan Administrator” means the committee appointed by the Company’s Board of Directors.

2.26.	Plan Year. “Plan Year” means:

The calendar year. However, if the effective date of the Plan is other than January 1 of a year, the initial Plan Year shall be a short Plan Year, beginning on the effective date and ending on the following December 31.

2.27.	Separation from Service. “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Code section 409A.

2.28.	Subsequent Deferral Election. “Subsequent Deferral Election” means an election to change the time or form of payment of a Participant’s Deferred Compensation Account balance pursuant to Section 5.5.

2.29.
Termination for Cause. “Termination for Cause” means the Participant’s gross negligence, fraud, dishonesty, or willful violation of any law or significant policy of the Employer that is committed in connection with the Participant’s employment by or association with the Company or Affiliate.

2.30.	Unforeseeable Emergency. “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from:

(a)	A sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code section 152(a));

(b)	Loss of Participant’s property due to casualty; or

(c)	Such other similar extraordinary and unforeseeable circumstances resulting from events beyond the control of the Participant.

Whether a Participant has an Unforeseeable Emergency shall be determined in the sole discretion of the Plan Administrator.

2.31.	Valuation Date. “Valuation Date” means each business day the financial markets and Wells Fargo Bank, N.A. are open, unless the underlying investment requires a less frequent valuation.

2.32.	Other Definitions. In addition to the terms defined in this Section 2, other terms are defined when first used in Sections of this Plan.

SECTION 3
Eligibility, Participation, Deferral Elections, and Employer Contributions

3.1.	Eligibility and Participation. Subject to the conditions and limitations of the Plan, the following persons are eligible to participate in the Plan

All home office Employees with a rank of Director or above and all field management with a rank of Regional Manager or above and home office managers with total earnings of at least the IRS definition of a “Highly Compensated Employee” in the prior Plan Year. Eligible Employees remain eligible until their Separation from Service.

Any individuals specified above by an Employer may be changed by action of the Employer for the following Plan Year. An Employee eligible to participate in the Plan shall become a Participant upon the execution and filing with the Plan Administrator of a written election to defer a portion of the Employee’s Compensation, in a form acceptable to the Plan Administrator. A Participant shall remain a Participant until the entire balance of the Participant’s Deferred Compensation Account has been distributed.

3.2.
Rules for Deferral and Distribution Elections. Any Employee identified in Section 3.1 may make a separate Deferral Election to defer receipt of each type of Compensation selected in Section 2.6 in accordance with the rules set forth below:

(a)
All Deferral Elections must be made in writing on the form prescribed by the Plan Administrator and may be accompanied by a Distribution Election with respect to such Compensation, Employer Contributions and earnings thereon. Each Deferral Election will be effective only when filed with the Plan Administrator no later than the date specified by the Plan Administrator. In no event may a Deferral Election be made later than the last day of the Plan Year preceding the Plan Year in which the Compensation being deferred is earned.

Notwithstanding the foregoing, (1) if the Plan Administrator determines that any Compensation qualifies as “performance-based compensation” under Code section 409A, an eligible Employee may elect to defer a portion of such Compensation by filing a Deferral Election at a later time up until the date six months before the end of the performance period as permitted by the Plan Administrator, and (2) in the first year in which an Employee becomes eligible to participate in the Plan, a Deferral Election may be made with respect to services to be performed subsequent to the election within 30 days after the date the Employee becomes eligible to participate in the Plan to the extent permitted under Code section 409A.

(b)	With respect to Plan Years following the Participant’s initial Plan Year of participation in the Plan, failure to complete another Deferral Election for a Plan

Year shall constitute a waiver of the Participant’s right to participate in the Plan for such Plan Year.

3.3.	Amounts Deferred. Commencing on the effective date, a Participant may elect to:

Defer up to 50% of Base Pay.

Defer up to 100% of Incentive Bonus.

Defer up to 100% of Annual Bonus.

The amount of Compensation deferred by a Participant shall be credited to the Participant’s Elective Deferred Account as soon as administratively practicable after the date the Compensation would be paid to the Participant absent deferral.

3.4.
Cancellation of Deferral Elections. If a Participant obtains a distribution under Section 5.4 on account of an Unforeseeable Emergency during a Plan Year, his Deferral Election for such Plan Year shall be cancelled.

3.5.	Employer Contributions.

(a)
Employer Discretionary Contributions. An Employer may, in its sole discretion, credit to the Employer Discretionary Account of any Employee employed by that Employer an amount determined by the Employer in its sole discretion (an “Employer Discretionary Contribution”) for a Plan Year. Any Employer Discretionary Contribution for a Plan Year will be credited to a Participant’s Employer Discretionary Account as soon as administratively practicable after the Valuation Date specified by the Employer.

(b)	Employer Matching Contributions. An Employer will communicate to Participants at the beginning of each Plan Year the amount of Participant’s Deferral Elections it intends to match.

SECTION 4
Deferred Compensation Accounts

4.1.
Deferred Compensation Accounts. All amounts deferred pursuant to one or more Deferral Elections under the Plan and any Employer Contributions shall be credited to a Participant’s Deferred Compensation Account and shall be adjusted under Section 4.2.

4.2.
Deferral Account Adjustments and Hypothetical Investment Options. As of each Valuation Date, the Plan Administrator shall adjust, or direct a third party to adjust, amounts in a Participant’s Deferred Compensation Account to reflect earnings (or losses) in the Investment Options attributable to the Participant’s Deferred Compensation

Account. Earnings (or losses) on amounts in a Participant’s Deferred Compensation Account shall accrue commencing on the date of the initial deferral and shall continue to accrue until the entire balance in the Participant’s Deferred Compensation Account has been distributed. Earnings (or losses) shall be credited to a Participant’s Deferred Compensation Account based on the results that would have been achieved had amounts credited to the Deferred Compensation Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant. Nothing in this Subection 4.2 or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

4.3.
Vesting. A Participant shall be fully vested in the amounts in the Participant’s Elective Deferred Account attributable to the Participant’s Deferral Elections. A Participant shall be fully vested in the amount in the Participant’s Deferred Compensation Account attributable to Employer Contributions.

Notwithstanding the vesting schedule selected above, and at the Plan Administrator’s sole discretion, the balance in a Participant’s Deferred Compensation Account attributable to Employer Contributions may be forfeited (and neither the Participant nor the Participant’s beneficiaries will have any rights thereto) if the Participant Separates from Service with the Employer because of Termination for Cause. Whether a Participant Separates from Service due to Termination for Cause shall be determined by the Plan Administrator.

4.4.
Investment Options. The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Deferred Compensation Accounts, as well as the deemed investment of amounts previously credited to their Deferred Compensation Accounts. Participant fund selections must be made to the Plan Administrator or designated agent. Fund selections will be effective within a reasonable period of time as determined by the means used to communicate such selections and generally accepted business practices.

The Plan Administrator or its designated agent may take investment instructions from a Participant as of any business day regarding Investment Options. Investment elections and/or transfer instructions may be accepted in a manner determined by the Plan Administrator.

The Plan Administrator shall designate the Investment Options available for selection under this Section 4.4. Investment Options are selected solely for purposes of determining hypothetical gains and/or losses to a Participant’s bookkeeping account. Neither the Plan nor any of the Deferred Compensation Accounts shall hold any actual funds or assets. The Plan Administrator may change Investment Options at its discretion.

SECTION 5
Payment of Benefits

5.1.	Time and Form of Payment.

(a)
Elective Deferred Account. Payment of the applicable portion of a Participant’s Elective Deferred Account shall be made in accordance with the Participant’s Distribution Election made for such deferred Compensation. If no Distribution Election was made, then payment of such deferred Compensation shall be distributed in a lump sum within 90 days following the close of the Plan Year following the Participant’s Separation from Service.

(b)
Employer Matching Account. Payment of the applicable portion of a Participant’s vested Employer Matching Account shall be made in accordance with the Participant’s Distribution Election for the deferred Compensation corresponding to such Employer Matching Contributions. If no Distribution Election was made, then payment of such deferred Compensation shall be distributed in a lump sum within 90 days following the close of the Plan Year following the Participant’s Separation from Service.

(c)
Employer Discretionary Account. Payment of a Participant’s vested Employer Discretionary Account shall be made in accordance with the Participant’s Distribution Election for the deferred Compensation corresponding to such Employer Discretionary Contributions. If no Distribution Election was made, then payment of such deferred Compensation shall be distributed in a lump sum within 90 days following the close of the Plan Year following the Participant’s Separation from Service.

(d)
Small Benefit Cashout. Notwithstanding any Distribution Elections made by a Participant, if the Participant’s Deferred Compensation Account balance is less than $5,000 at the time the Participant Separates from Service, the full Deferred Compensation Account balance shall be distributed in a lump sum within 90 days following the close of the Plan Year following the Participant’s Separation from Service.

5.2.
Payment upon Death of a Participant. Notwithstanding anything in the Plan or any Distribution Election to the contrary, a Participant’s vested Deferred Compensation Account shall be paid to the Participant’s beneficiary (designated in accordance with Section 5.3) in a lump sum payment within 90 days following the date of the Participant’s death.

5.3.
Beneficiary. The Participant may name a beneficiary or beneficiaries to receive the balance of the Participant’s vested Deferred Compensation Account in the event of the Participant’s death prior to the payment of the Participant’s vested Deferred Compensation Account. To be effective, any beneficiary designation must be filed in writing with the Plan Administrator in accordance with rules and procedures adopted by the Plan Administrator for that purpose. A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Plan Administrator. The latest beneficiary designation received by the Plan Administrator shall be controlling. If no beneficiary is named by a Participant, or if the Participant survives all of the Participant’s named beneficiaries and does not designate another beneficiary, the Participant’s Deferred Compensation Account shall be paid in the following order of precedence:

(a)    The Participant’s spouse;

(b)    The Participant’s estate.

5.4.    Optional Distribution Alternative.

Unforeseeable Emergency. Notwithstanding anything in the Plan or any Distribution Election to the contrary, if the Plan Administrator determines that a Participant has incurred an Unforeseeable Emergency, the Participant shall receive in a lump sum payment all or any portion of the Participant’s vested Deferred Compensation Account needed to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, but only if the Unforeseeable Emergency may not be relieved (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship; or (c) by cessation of deferrals under the Plan. A payment on account of an Unforeseeable Emergency shall not be in excess of the amount needed to relieve such Unforeseeable Emergency and shall be made within 90 days following the date of such Unforeseeable Emergency.

5.5.	Changes in Time or Form of Distribution.

The Plan permits Subsequent Deferral Elections solely with respect to distributions under Sections 5.1(a), (b) and (c).

If applicable, the Plan Administrator may establish procedures for making a Subsequent Deferral Election in accordance with the requirements of Code section 409A. In addition to the requirements the Plan Administrator may establish, a Participant may make a Subsequent Deferral Election with respect to the portion of the Elective Deferred Account and the corresponding Employer Matching Account, if any, attributable to a Deferral Election by filing an irrevocable written form with the Plan Administrator, but only if the following conditions are satisfied:

(a)	The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)	A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)
In the case of an election to change the time or form of a distribution related to a payment at a specified time, the election must be made at least twelve (12) months before the date of the first scheduled distribution.

5.6.
Effect of Early Taxation. Notwithstanding anything in the Plan or any Distribution Election to the contrary, if a Participant’s benefits under the Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

5.7.
Permitted Delays. Notwithstanding anything in the Plan to the contrary, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation of one or more of the following events:

(a)	The Company’s deduction with respect to such payment would be eliminated by application of Code section 162(m); or

(b)	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 5.7 shall be paid in accordance with Code section 409A.

5.8.
Withholding of Taxes. In connection with the Plan, the Employers, or a properly designated agent, may withhold any applicable federal, state or local income tax and employment taxes, including Social Security taxes, at such time and in such amounts from a benefit payment under the Plan or a Participant’s wages or reduce a Participant’s Deferred Compensation Account as is necessary to comply with applicable laws and regulations. The Employers, or a properly designated agent, shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

SECTION 6
Miscellaneous

6.1.
Rights Unsecured. Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Company and shall discharge the Company from any further liability under the Plan for such payments. Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by Wells Fargo Bank, N.A., as trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency. The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

The Company shall establish and maintain one or more grantor trust(s) to hold assets to be used for payment of benefits under the Plan.

6.2.
No Enlargement of Rights. Establishment of the Plan shall not be construed to give any Employee the right to be retained by the Employers or to any benefits not specifically provided by the Plan. Any liability of the Company to any Participant, former Participant, or Participant’s beneficiary with respect to a right to payment under the Plan shall be based solely upon contractual obligations created by the Plan.

6.3.
Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 5.8, no benefit payable at any time under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or any other encumbrance of any kind or to any attachment, garnishment, or other legal process of any kind. Any attempt by a person (including a Participant or a Participant’s beneficiary) to anticipate, alienate, sell, transfer, assign, pledge, or otherwise encumber any benefits under the Plan, whether currently or thereafter payable, shall be void. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under the Plan, or if by any reasons of such person’s bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Plan Administrator, in the Plan Administrator’s sole discretion, may terminate the interest in any such benefits of the person otherwise entitled thereto under the Plan and may hold or apply such benefits in such manner as the Plan Administrator may deem proper.

6.4.	Domestic Relations Orders.

If applicable and notwithstanding Section 6.3, all or a portion of a Participant’s Deferred Compensation Account balance may be paid to another person as specified in a domestic relations order that the Company determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(a)	is issued pursuant to a state’s domestic relations law;

(b)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c)	creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d)	provides for an immediate lump sum payment as soon as administratively possible after the Company determines that a Qualified Domestic Relations Order exists; and

(e)	meets such other requirements established by the Company.

The Plan Administrator shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Company may consider the rules applicable to “domestic relations orders” under Code section 414(p) and ERISA section 206(d), and such other rules and procedures as it deems relevant. If an order is determined to be a Qualified Domestic Relations Order, the amount to which the other person is entitled under such order shall be paid in a lump sum payment as soon as administratively possible after such determination, but in no event later than 90 days following such date.

6.5.
Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amounts in the Deferred Compensation Account of a Participant that cannot be distributed because of the Plan Administrator’s inability, after a reasonable search, to locate a Participant or the Participant’s beneficiary, as applicable, within a period of two years after the distribution date upon which the payment of benefits became due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company, if any, under the Plan. After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to amounts in the Participant’s Deferred Compensation Account.

6.6.	Controlling Law. The laws of the state of Tennessee shall be controlling in all matters relating to the Plan to the extent not preempted by Federal Law.

6.7.
Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

6.8.
Action by the Employers. Except as otherwise specifically provided herein, any action required of or permitted to be taken by an Employer under the Plan shall be by resolution of its Board of Directors or by resolution of a duly authorized committee of its Board of Directors or by action of a person or persons authorized by resolution of such Board of Directors or such committee.

6.9.
No Fiduciary Relationship. Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Employers or the Participants shall create, or be construed to create a fiduciary relationship between the Employer and the Participant, a designated beneficiary, other beneficiaries of the Participant, or any other person.

6.10.	Claims Procedures.

(a)
Initial Review. Any person (hereinafter referred to as a “Claimant”) who believes that he or she is being denied a benefit to which he or she may be entitled under the Plan may file a written request for such benefit with the Plan Administrator. Such written request must set forth the Claimant’s claim and must be addressed to the Plan Administrator, at the Company’s principal place of business. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall deliver a reply within 90 days. If special circumstances (such as for a hearing) require a longer period, the Plan Administrator may extend the reply period for an additional 90 days so long as the Plan Administrator notifies the Claimant in writing, prior to the expiration of the 90 day period, of the reasons for an extension of time. If the claim is denied in whole or in part, the Plan Administrator shall issue a written determination, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of the Plan upon which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the Claimant’s claim and an explanation why such material or such information is necessary; and

(4)
Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including the time limits for requesting such a review and the Claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(b)
Review of Denial. Within 60 days after the receipt by the Claimant of the written determination described above, the Claimant may request in writing, that the Plan Administrator review the initial claim determination. The request must be addressed to the Plan Administrator, at the Company’s principal place of business. The Claimant or the Claimant’s duly authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claims for benefits and may submit issues and comments in writing for consideration by the Plan Administrator. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the Claimant does not request a review of the Plan Administrator’s determination within such 60 day period, the Claimant shall be barred and estopped from challenging the Plan Administrator’s determination. If the Claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

Within 60 days after the Plan Administrator’s receipt of a request for review, the Plan Administrator will render a decision. After considering all materials presented by the Claimant, the Plan Administrator will render a written determination, written in a manner calculated to be understood by the Claimant setting forth:

(1)	The specific reasons for the adverse determination;

(2)	The specific references to the pertinent provisions of the Plan on which the decision is based;

(3)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)
A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA section 502(a).

If special circumstances require that the 60 day time period be extended, the Plan Administrator will so notify the Claimant in writing before the end of the 60 day period and will render the decision as soon as practicable, but no later than 120 days after receipt of the request for review.

(c)
Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section 6.10 shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted his remedies under this Section 6.10. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure.

(d)
Limitations Period. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action.

(e)	Disability Claims. Claims for disability benefits shall be determined under DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

6.11.
Notice. Any notice required or permitted to be given under the provisions of the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Employers. Notices to the Plan Administrator should be sent in care of the Company at the Company’s principal place of business. The date of such mailing shall be deemed the date of notice. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner set forth above.

6.12.
No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

6.13.
Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

6.14.
Corporate Successors. The Plan and the obligations of the Company under the Plan shall become the responsibility of any successor to the Company by reason of a transfer or sale of substantially all of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity.

6.15.
Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

6.16.
Indemnification. To the extent not covered by insurance, the Company shall indemnify the Plan Administrator, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

6.17.
Compliance with Section 409A. The intent is that payments and benefits under the Plan comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Plan Administrator shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if at the time of a Participant’s Separation from Service, the Plan Administrator determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, then any payment that the Participant becomes entitled to on account of such Separation from Service shall be paid or provided at the date which is the earlier of (i) six months and one day after such Separation from Service and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section shall be paid or provided to the Participant in a lump sum and any remaining payments due under the Plan shall be paid or provided in accordance with the normal payment dates the Participant specified herein. For purposes of Code Section 409A, the Participant’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (for example, “payment shall be made within 90 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Plan Administrator.

SECTION 7
Employer Participation

7.1.	Adoption of Plan. Any Affiliate of the Company may, with the approval of the Company, adopt the Plan by filing with the Company a resolution of its Board of Directors to that effect.

7.2.
Withdrawal from the Plan by Employer. Any Participating Employer shall have the right, at any time, upon the approval of, and under such conditions as may be provided by the Plan Administrator, to withdraw from the Plan in accordance with the requirements under Code section 409A by delivering to the Plan Administrator written notice of its election so to withdraw.

SECTION 8
Amendment and Termination

8.1.
Amendment or Termination. The Company intends the Plan to be permanent, but reserves the right to modify, amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable.

8.2.
Effect of Amendment or Termination. No amendment or termination of the Plan shall reduce or eliminate any vested balance in a Participant’s Deferred Compensation Account accrued through the date of such amendment or termination. However, an amendment may freeze or limit future deferrals or credits of benefits under the Plan on and after the date of such amendment. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Section 5, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further deferrals of Compensation or crediting of Employer Contributions shall be permitted; provided, however, earnings, gains and losses shall continue to be credited to each Participant’s Deferred Compensation Account balance in accordance with Section 4 until the vested Deferred Compensation Account balances are fully distributed.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers on this 31st day of December, 2013.

Logan’s Roadhouse, Inc.

By:/s/ Nicole A. Williams

Its: VP/ Controller

ATTEST:

/s/ Sidney Williams

Its: Benefits Administrator

APPENDIX A
Participating Employers

Logan’s Roadhouse, Inc.